Exhibit 99.1

Guidance Software Achieves Profitability with Pre-Tax Earnings per Share of $0.07 Non-GAAP, $0.03 GAAP, Reported for Third Quarter 2007

•	Record Total Revenue of $20.3 Million; Up $5.5 Million and 37 percent year-over-year

•	Sixth Consecutive Quarter of Record Revenue

•	Operating Expenses Continue to Moderate

PASADENA, California, November 13, 2007 – Guidance Software, Inc. (NASDAQ:GUID), The World Leader in Digital Investigations™, today announced record revenues for the third quarter period ending September 30, 2007.

“It gives me pleasure to announce we have realized yet another important goal for the company and its shareholders in achieving pre-tax GAAP and non-GAAP profitability,” said John Colbert, Chief Executive Officer of Guidance Software. “Continued demand for our EnCase® Enterprise and EnCase Forensic product lines demonstrates the strength and diversity in our earnings model despite the expected challenges to federal sales presented by continuing resolution funding issues.”

Total revenue in the third quarter of fiscal 2007 was a record $20.3 million, an increase of $5.5 million, or 37 percent, from the third quarter of 2006. Product revenue in the third quarter of fiscal 2007 was $11.6 million, up $2.4 million, or 26 percent year-over-year. Services and Maintenance revenue in the third quarter of fiscal 2007 was $8.7 million, an increase of $3.1 million, or 55 percent year-over-year. Deferred revenue on September 30, 2007 was $26.6 million, rising 45 percent, or $8.2 million, from the third quarter of 2006.

The company became profitable on a pre-tax GAAP basis in the quarter. Pre-tax income rose to $0.6 million for the quarter compared to a pre-tax loss of $0.5 million for the same quarter of the prior year. Share-based compensation was $1.0 million and $0.4 million for the quarters ended September 30, 2007 and 2006, respectively. Thus, non-GAAP pre-tax income was $1.6 million or $0.07 per share for the third quarter compared to a loss of $0.2 million or ($0.01) per share for the same quarter of the prior year.

During the third quarter the Company recorded a tax provision that resulted from the amount of stock compensation the Company reported for financial reporting purposes (which differs from the amount of the compensation deduction the Company will take on its income tax returns). As a result, the Company is expected to report taxable income on its tax return for 2007. In accordance with GAAP, the Company has recorded a tax provision in the quarter ended September 30, 2007 in the amount of $1.0 million; however, the Company expects application of GAAP to result in the Company receiving an offsetting tax benefit of approximately $0.5 million in the quarter ending December 31, 2007.

For the third quarter of fiscal 2007, GAAP net loss for the quarter was $0.4 million, or ($0.02) per share, compared to a net loss of $0.5 million, or ($0.03) per share for the same period of the prior year. Excluding share-based compensation, non-GAAP net income rose to $0.6 million, or $0.03 per diluted share, compared to a loss of $0.2 million, or ($0.01) per diluted share in the third quarter of 2006.

“With seven consecutive quarters of increasing revenue, our investments in sales and product development are paying off,” said Frank Sansone, Chief Financial Officer of Guidance Software. “Our third quarter results demonstrate the leverage of the EnCase platform that will continue to support our growth strategy.”

Conference Call Information:

The Company will host a conference call today at 2:00 p.m. pacific time, 5:00 p.m. eastern time to discuss its quarterly results. Participants should call (888) 523-1194 (North America) or (719) 325-2214 (International) and should dial in at least 10 minutes prior to the conference call.

A webcast and replay of the call may also be found on the Internet through Guidance Software’s Investor Relations web site at http://investors.guidancesoftware.com. A replay of the call will be available by calling (719) 457-0820, passcode 5084292, available from 8:00 p.m. eastern time, November 13, through midnight November 19.

Forward Looking Statements:

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially from current expectations.

There can be no assurance that demand for the company’s products will continue at current or greater levels, or that the company will continue to grow revenues, or be profitable.

There are also risks that the company’s pursuit of providing network security and eDiscovery technology might not be successful, or that if successful, it will not materially enhance the company’s financial performance; that the company could fail to retain key employees; that changes in customer requirements and other general economic and political uncertainties could impact the company’s relationship with its customers; and that delays in product development, competitive pressures or technical difficulties could impact timely delivery of next-generation products; and other risks and uncertainties that are described from time to time in Guidance Software’s periodic reports and registration statements filed with the Securities and Exchange Commission.

The company specifically disclaims any responsibility for updating these forward-looking statements.

About Guidance Software:

Guidance Software is recognized worldwide as the industry leader in digital investigative solutions.

Its EnCase® platform provides the foundation for government, corporate and law enforcement organizations to conduct thorough and effective computer investigations of any kind, such as intellectual property theft, incident response, compliance auditing and responding to eDiscovery requests—all while maintaining the forensic integrity of the data. There are more than 20,000 licensed users of the technology, and thousands of investigators and corporate security personnel attend Guidance Software’s forensic methodology training annually. Validated by numerous courts worldwide, EnCase software is also frequently honored with top security awards and recognition from eWEEK, SC Magazine and Network Computing, as well as the Socha-Gelbmann survey.

Source: Guidance Software

Investors:

Bill Powell
Director of Investor Relations
(626) 229-9191 Ext. 133
investorrelations@guidancesoftware.com
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